Consent of Independent Registered Public Accounting Firm

Riley Exploration Permian, Inc.
Oklahoma City, Oklahoma
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255104) and Form S-8 (No.333-253750) of Riley Exploration Permian, Inc. of our report dated December 14, 2021, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
Houston, Texas
December 14, 2021